EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TranSwitch Corporation:

We consent to the use of our report dated March 11, 2005, for TranSwitch Corporation and subsidiaries for the consolidated statement of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2004, and the related financial statement schedule for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG LLP

New York, New York

August 8, 2007